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                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


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

                                  Luby's, Inc.
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                (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEWS RELEASE


LUBY'S, INC.
2211 Northeast Loop 410
P.O. Box 33069
San Antonio, Texas 78265-3069
210/654 -9000


For additional information contact:  Susan Beggs
                                     Assistant Vice President-
                                     Shareholder Relations

FOR IMMEDIATE RELEASE

SAN ANTONIO, HOUSTON, TEXAS - December 27, 2000. Luby's, Inc. (NYSE:LUB) and Harris Pappas and Christopher Pappas, principal owners of Pappas Restaurants, Inc., jointly acknowledged today that they are in discussions with respect to a possible transaction in which the Pappas brothers would make a direct investment in Luby's and become active participants in Luby's management, including possible board representation. In a filing with the Securities and Exchange Commission on December 26, 2000, Messrs. Harris and Chris Pappas disclosed the discussions and that they have already made a sizeable investment in Luby's, currently owning approximately six percent of the company's outstanding common stock. Pappas Restaurants, Inc. is a privately-owned restaurant company with more than 60 restaurants in Texas, Arizona, Illinois, Colorado, and Georgia. Pappas' restaurants include Pappas Seafood House, Pappasito's Cantina, Pappadeaux, Pappas Bar-B-Que, and Pappas Bros. Steakhouse. The discussions, however, involve investment and participation by Harris and Chris individually and not by any of the entities that they own or control.

David B. Daviss, Chairman and Acting CEO of Luby's, Inc. said, "Although discussions are at a very early stage and no understandings have been reached, we welcome the interest of the Pappas brothers, who have an excellent track record in the restaurant industry. We believe their recent purchases of Luby's stock in the open market attest to the significant potential of Luby's and the validity of the initiatives already begun by the Board."

Harris Pappas said, "We are supportive of Luby's current Board and want to work with them and Luby's existing management. We hope to structure a transaction that will allow us to provide our experience and expertise in restaurant management to help make Luby's a vibrant and prospering chain again and increase the value of our investment, as well as the investment of all Luby's shareholders."

Agreement on a transaction with the Pappas brothers is subject to a number of conditions, including due diligence by both parties, negotiation and execution of definitive agreements, and approval of the Board of Directors of Luby's. There can be no assurance that the discussions will result in a transaction or that, if an agreement is entered into, the transaction agreed to would be consummated.

Luby's operates 219 Luby's in ten states, and its stock is traded on the New York Stock Exchange (symbol LUB).

This press release contains "forward-looking" statements which represent the company's expectations or beliefs concerning future results and circumstances. The company cautions that a number of important factors could, individually or in the aggregate, cause actual results or circumstances to differ materially from such forward-looking statements, including but not limited to general business conditions, the impact of competition; the seasonality of the company's business; and taxes, inflation and government regulations; as well as other risks and uncertainties disclosed in the company's periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission.

On December 11, 2000, Luby's filed with the SEC definitive proxy materials which are being used to solicit votes for the election of directors and other matters at its Annual Meeting of Shareholders on January 12, 2001. The proxy statement contains the names of and certain information about the participants in any solicitation. Copies of the company's proxy materials are available for no charge from Luby's proxy solicitors, MacKenzie Partners, Inc. at (800) 322-2885 and from the SEC's web site at www.sec.gov.